                                                                     EXHIBIT 11

              SANTA BARBARA RESTAURANT GROUP, INC. AND SUBSIDIARIES
                        COMPUTATION OF EARNINGS PER SHARE

                                                                                 DECEMBER 31,
                                                              --------------------------------------------------
                                                                1999                 1998                 1997
                                                              --------             --------             --------
                                                               (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
 Basic Earnings per share:
 Numerator
   Net income (loss) ..................................       $ (2,502)            $  1,376             $    854
                                                              ========             ========             ========
 Denominator
   Basic weighted average number of common shares
      outstanding during the period ...................         17,861                8,707                6,471
 Escrowed restricted shares issued and outstanding
   excluded from basic earnings per share .............           (120)                (179)                (179)
                                                              --------             --------             --------
                                                                17,741                8,528                6,292
                                                              ========             ========             ========
 Basic net income (loss) per share ....................       $  (0.14)            $    .16             $    .14
                                                              ========             ========             ========
 Diluted Earnings per share:
 Numerator
   Net income (loss) ..................................       $ (2,502)            $  1,376             $    854
                                                              ========             ========             ========
 Denominator
   Basic weighted average number of common shares
      outstanding during the period ...................         17,741                8,528                6,292
 Incremental common shares attributable to exercise
of:
        escrowed restricted shares ....................             --                  179                  179
        outstanding options ...........................             --                  161                  140
        outstanding warrants ..........................             --                  418                1,140
                                                              --------             --------             --------
                                                                    --                  758                1,459
                                                              --------             --------             --------
 Diluted weighted average shares ......................         17,741                9,286                7,751
                                                              ========             ========             ========
 Diluted net income (loss) per share ..................       $  (0.14)            $    .15             $    .11
                                                              ========             ========             ========